EXHIBIT 99.1

       Contango Reports Year-End Results and Updates Operations

    HOUSTON--(BUSINESS WIRE)--Sept. 12, 2006--Contango Oil & Gas Company (AMEX:MCF) reported a net loss attributable to common stock for the year ended June 30, 2006 of $0.8 million, or $0.05 per basic and diluted share, compared to net income attributable to common stock for the year ended June 30, 2005 of $12 million, or $0.92 per basic and diluted share. EBITDAX for the year ended June 30, 2006 was $10.0 million compared to $28.5 million for the year ended June 30, 2005.
    For the three months ended June 30, 2006, Contango had a net loss attributable to common stock of $1.2 million, or $0.08 per basic and diluted share, compared to a net loss attributable to common stock for the three months ended June 30, 2005 of $1.4 million, or $0.10 per basic and diluted share. Natural gas and oil sales from continuing and discontinued operations for the three months ended June 30, 2006 were $1.1 million, down from $1.3 million for the three months ended June 30, 2005.
    Cash Inflow. During the year ended June 30, 2006, we had $49.9 million of cash inflow consisting of: internally generated after-tax net cash flow from operations of $9.5 million; net cash flow from financing activities of $20.5 million, which included borrowing $10.0 million of long-term debt, $9.6 million from the issuance of our Series D convertible preferred equity securities, net of issuance costs, and $1.9 million from the exercise of stock options and warrants, offset by $1.0 million paid in preferred stock dividends and debt issuance costs; $12.9 million in proceeds from the sale of proved reserves; and $7.0 million from the sale of short term investments.
    Cash Outflow. During the year ended June 30, 2006, we invested a total of $45.8 million consisting of: $34.9 million in exploration and development activities ($24.7 million offshore and $10.2 million onshore). We drilled a total of three offshore wells, one of which was successful (drilling and completion costs of $8.6 million), and two of which were dry holes (drilling costs of $5.9 million). We also invested $1.0 million in the acquisition of additional offshore interests, $7.5 million to purchase additional ownership interests in REX and COE, $0.2 million in our 10% owned Freeport LNG project and $2.2 million in alternative energy companies.
    Capital Budget. For fiscal year 2007, our capital expenditure budget calls for us to invest a total of $58.3 million, as we anticipate significantly increasing our capital commitment for developing our Arkansas Fayetteville Shale play, drilling our Eugene Island 10 ("Dutch") exploration well, and bringing our Grand Isle 72 ("Liberty") discovery to production.
    Of the $58.3 million fiscal year 2007 capital expenditure budget, $13.0 million is anticipated to be invested in offshore activities. Our budget calls for us to invest approximately $2.2 million for production and pipeline facilities for developing Grand Isle 72, approximately $3.7 million for our share of the dry hole drilling costs for Eugene Island 10, our "Dutch" prospect, approximately $3.6 million for our share of the drilling and casing costs for Grand Isle 70, our "Red Queen" discovery and $3.5 million in projected future exploration costs, seismic and delay rentals. In the event we have exploration success at our Dutch prospect, our capital budget will be significantly increased as we will incur additional costs to complete the well and pay for production facilities in addition to follow-on development wells.
    Of the $58.3 million fiscal year 2007 capital expenditure budget, $45.3 million is expected to be invested in onshore activities. In the Arkansas Fayetteville Shale, our partners and we have acquired or received commitments on approximately 44,000 net mineral acres and we have received Authorization for Expenditures ("AFEs") and committed to a total of 69 wells in this play as of August 31, 2006. Of these 69 wells, 15 are operated by Alta and 54 are operated by a third party independent oil and gas exploration company ("Integrated Wells"). We have an average working interest of 15.19%, and a net revenue interest of 12.04% in these 69 wells.
    Of the 15 Alta wells, one well was drilled during fiscal year 2006. We are budgeting to receive an additional six AFEs from Alta for wells to be drilled during fiscal year 2007, and therefore expect to drill 20 Alta wells during fiscal year 2007 at a cost of $23.3 million. This includes drilling, frac, completion and hookup costs for the wells. Additionally, we expect to invest $3.2 million in infrastructure, seismic and additional leasehold costs for the Arkansas Fayetteville Shale. We estimate we will have an average working interest of 43%, and a net revenue interest of 34% in these 21 Alta wells.
    Of the 54 Integrated Wells for which we have received an AFE, 16 wells are producing, 19 wells have already been spud, and 19 wells have yet to be drilled. In addition to these 54 Integrated Wells, we are budgeting to receive 57 additional AFEs for Integrated Wells during the remainder of fiscal year 2007 for a total of 111 Integrated Wells. We anticipate having between 40 to 50 producing Integrated Wells by December 2006. Our capital budget for Integrated Wells assumes we will invest $16.6 million in Integrated Wells during fiscal year 2007, assuming we drill the 76 wells currently budgeted. We estimate we will have an average working interest of 7.0%, and a net revenue interest of 6.0% in these 111 Integrated Wells.
    Our capital budget also calls for us to invest $2.2 million with Alta in other onshore prospects in Texas, Louisiana, and Alabama.
    Freeport LNG closed a $383.0 million private placement note issuance in December 2005, and we believe the LNG project will continue through Phase I construction and Phase II pre-development expansion with no further significant funds being required from Contango.
    As of September 11, 2006, we have approximately $10.0 million in cash, cash equivalents, and short term investments. In addition, the Company has $10.0 million of unutilized borrowing capacity. The Company has estimated production during August 2006 of approximately
1.4 MMcfe/d.
    We will need additional financing to fund our offshore exploration and Arkansas Fayetteville Shale development programs. We intend to access our additional funding needs by first seeking a hydrocarbon borrowing base bank loan. Depending on the terms, conditions and amount of traditional bank financing made available to us, we may be further required to pursue mezzanine debt, equity financing, the sale of assets or seek other financing to fund our opportunities. The availability of such funds will depend upon prevailing market conditions and other factors over which we have no control, as well as our financial condition and results of operations.


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                          Year Ended June 30,
                                --------------------------------------
                                   2006         2005         2004
                                ------------ ------------ ------------
REVENUES:
  Natural gas and oil sales        $920,304   $1,088,933     $106,651
  Gain from hedging activities            -            -       58,171
                                ------------ ------------ ------------
    Total revenues                  920,304    1,088,933      164,822
                                ------------ ------------ ------------

EXPENSES:
  Operating expenses                 13,350       19,683       90,336
  Exploration expenses            8,202,385    5,870,066    6,365,430
  Depreciation, depletion and
   amortization                     232,702      352,114       40,817
  Impairment of natural gas and
   oil properties                   707,523      236,537       42,995
  General and administrative
   expense                        4,760,662    3,570,957    2,695,592
                                ------------ ------------ ------------
    Total expenses               13,916,622   10,049,357    9,235,170
                                ------------ ------------ ------------

LOSS FROM CONTINUING OPERATIONS
 BEFORE OTHER INCOME AND INCOME
 TAXES                          (12,996,318)  (8,960,424)  (9,070,348)

OTHER INCOME (EXPENSE):
  Interest expense (net of
   interest capitalized)            (54,488)     (71,506)    (362,127)
  Interest income                   826,399      431,803       38,182
  Gain on sale of marketable
   securities                             -            -      710,322
  Gain on sale of assets and
   other                            249,611      705,147    6,187,740
                                ------------ ------------ ------------
LOSS FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES            (11,974,796)  (7,894,980)  (2,496,231)
Benefit for income taxes          4,248,623    2,748,121      932,174
                                ------------ ------------ ------------

LOSS FROM CONTINUING OPERATIONS  (7,726,173)  (5,146,859)  (1,564,057)
                                ------------ ------------ ------------
DISCONTINUED OPERATIONS
    Discontinued operations, net
     of income taxes              7,519,210   17,564,795    9,264,406
                                ------------ ------------ ------------

NET INCOME (LOSS)                  (206,963)  12,417,936    7,700,349
Preferred stock dividends           601,000      420,000      620,000
                                ------------ ------------ ------------
NET INCOME (LOSS) ATTRIBUTABLE
 TO COMMON STOCK                  $(807,963) $11,997,936   $7,080,349
                                ============ ============ ============

NET INCOME (LOSS) PER SHARE:
  Basic
    Continuing operations            $(0.56)      $(0.42)      $(0.20)
    Discontinued operations            0.51         1.34         0.88
                                ------------ ------------ ------------
    Total                            $(0.05)       $0.92        $0.68
                                ============ ============ ============
  Diluted
    Continuing operations            $(0.56)      $(0.42)      $(0.20)
    Discontinued operations            0.51         1.34         0.88
                                ------------ ------------ ------------
    Total                            $(0.05)       $0.92        $0.68
                                ============ ============ ============

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
  Basic                          14,760,268   13,089,332   10,484,078
                                ============ ============ ============
  Diluted                        14,760,268   13,089,332   10,484,078
                                ============ ============ ============


The summarized financial results for discontinued operations for each of the periods ended June 30 are as follows:

                                               June 30,
                                --------------------------------------
                                    2006         2005         2004
                                ------------ ------------ ------------
 Revenues                        $4,874,091  $15,177,774  $27,523,162
 Operating (expenses)
  credits (a)                     1,520,269   (1,215,544)  (3,797,848)
 Depreciation expenses             (966,734)  (2,463,868)  (6,948,611)
 Exploration expenses            (1,092,741)    (763,894)  (3,507,734)
 Gain on sale of discontinued
  operations                      7,233,130   16,288,294      983,964
                                ------------ ------------ ------------
     Gain before income taxes   $11,568,015  $27,022,762  $14,252,933
 Provision for income taxes      (4,048,805)  (9,457,967)  (4,988,527)
                                ------------ ------------ ------------
 Gain from discontinued
  operations, net of income
  taxes                          $7,519,210  $17,564,795   $9,264,406
                                ============ ============ ============

(a) Credits due to severance tax refunds.

A reconciliation of EBITDAX to income (loss) from operations and operating results for discontinued operations for the periods indicated is presented below.

                                         Year ended June 30, ($000)
                                      --------------------------------
                                         2006       2005       2004
                                      ---------- ---------- ----------

 Income (loss) from continuing
  operations                           $(12,996)   $(8,960)   $(9,070)
 Exploration expenses                     8,202      5,870      6,365
 Depreciation, depletion and
  amortization                              233        352         41
 Impairment of natural gas and oil
  properties                                708        236         43
 Gain on sale of marketable securities        -          -        710
 Gain on sale of assets and other           250        705      6,188
                                      ---------- ---------- ----------
    EBITDAX from continuing operations   (3,603)    (1,797)     4,277
 Income from discontinued operations
  before taxes                           11,568     27,023     14,253
 Exploration expenses                     1,093        764      3,508
 Depreciation, depletion and
  amortization                              967      2,464      6,948
 Impairment of natural gas and oil
  properties                                  -          -          -
                                      ---------- ---------- ----------
    EBITDAX (1)                         $10,025    $28,454    $28,986
                                      ========== ========== ==========

(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities, and sale of assets and other. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.


Production, Prices, Operating Expenses and Other

                                              Year Ended June 30,
                                         -----------------------------
                                            2006      2005      2004
                                         --------- --------- ---------
 Production Data:
 Natural gas (million cubic feet)             456     2,124     4,329
 Oil and condensate (thousand barrels)         37        51        99
 Total (million cubic feet equivalent)        678     2,430     4,923

 Natural gas (thousand cubic feet per
  day)                                      1,249     5,820    11,827
 Oil and condensate (barrels per day)         100       139       272
 Total (thousand cubic feet equivalent
  per day)                                  1,849     6,654    13,459

 Average sales price:
   Natural gas (per thousand cubic feet)    $8.24     $6.53     $5.65
   Oil and condensate (per barrel)         $55.74    $48.13    $31.99

 Selected data per Mcfe:
   Production and severance taxes          $(2.59)   $(0.25)    $0.16
   Lease operating expenses                 $0.36     $0.76     $0.63
   General and administrative expenses $7.05 $1.47 $0.55 Depreciation, depletion and amortization of natural gas and
    oil properties                          $1.63     $1.13     $1.39

 Proved Reserve Data:
   Total proved reserves (Mmcfe)            3,430     1,373    17,422
   Pre-tax net present value (SEC at 10%)  $8,852    $7,081   $59,767


    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company operates certain offshore prospects through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com